EXHIBIT 10.6
November 10, 2008
Advanced Viral Research Corp.
6 Executive Plaza, Suite 283
Yonkers, New York 10701
     Re: Employment
To Whom It May Concern:
This is to set forth our agreement regarding the payment of my salary.
For the two week pay period ending October 3, 2008, the obligation of the Company to pay my base salary as well as any other cash amounts shall be deferred until the Company acquires sufficient cash resources to pay such deferred amounts (the “Triggering Event”). We agree that the determination as to the appropriate time to pay the deferred amounts shall be within the sole discretion of the Board of Directors. For purposes of clarification, amounts that are referred to as deferred amounts herein shall be amounts that are accrued as obligations of the Company but which shall not be paid until and unless there is a Triggering Event.
From the two week pay period ending October 17, 2008 until the Triggering Event, the Company shall pay to me 40% of my base salary (the “40% Amount”). The difference between the salary amounts I had been receiving prior to the pay period ending October 17, 2008 (e.g. $90 ,000 per annum) and the 40% Amount shall be deferred. For purposes of clarification, amounts that are referred to as deferred amounts herein shall be amounts that are accrued as obligations of the Company but which shall not be paid until and unless there is a Triggering Event.
This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one letter agreement.

Sincerely,
/s/ Maribel deDiego
Maribel deDiego

Agreed and Acknowledged as of October 17, 2008
ADVANCED VIRAL RESEARCH CORP.
By: /s/ Stephen Elliston, Chief Executive Officer and President